Exhibit 99.1

Dear Shareholder,

Monroe Capital Income Plus Corporation (the “Company,” “we,” “us,” or “our”) and our investment advisor, Monroe Capital BDC Advisors, LLC, and its affiliates (“Monroe”) hope that you are well. We continue to strive to provide excellent client service and deliver timely communications on a regular basis; and accordingly, would like to provide you, our valued shareholder, with an estimate of our quarterly earnings for the quarter ended June 30, 2021.

Estimates of Second Quarter 2021 Financial Results:

The following are preliminary estimates, subject to change pending the completion of our unaudited quarterly financial statements for the quarter ended June 30, 2021.

o	Estimated Q2 2021 Net Investment Income and Adjusted Net Investment Income – We anticipate that Q2 2021 Net Investment Income and Adjusted Net Investment Income will be $0.15 to $0.17 per share and $0.18 to $0.22 per share, respectively, based on the weighted average shares outstanding during Q2. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

o	Q2 2021 Dividends –The Board of Directors declared all-cash dividends which were paid on June 30, 2021. These dividends equated to an annualized yield of 8.1% based on an Ex-dividend NAV per share of $9.86 to investors of record on April 1, 2021.

o	Estimated June 30, 2021 Net Asset Value – We anticipate the net asset value (“NAV”) per share at June 30, 2021 to rise from the Ex-dividend NAV per share at March 31, 2021 of $9.86 (pre-dividend NAV of $10.06) per share to between $9.90 and $10.00 per share. We changed both the timing and cadence of our dividends during Q2 2021. Dividends are now declared and paid during the quarter associated with the earnings rather than in the immediately following quarter. As such the estimated NAV per share as of June 30, 2021 includes a reduction for the payment of dividends associated with Q2 2021.

Third Quarter 2021 Dividends:

o	On July 1, the Board of Directors declared monthly all-cash dividends as follows:

Record Date	Payment Date	Amount Per Share
July 1, 2021	September 30, 2021	$0.0667
August 1, 2021	September 30, 2021	0.0667
September 1, 2021	September 30, 2021	0.0666
Total dividends declared		$0.2000

We welcome any questions you may have. Please feel free to reach out to your Monroe contact any time. You can also email us at IncomePlus@monroecap.com.

Sincerely,

Theodore Koenig

Chairman and CEO

Monroe Capital Income Plus Corporation

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from estimated net investment income (the most comparable GAAP measure) to estimated Adjusted Net Investment Income for the quarter ended June 30, 2021:

Amount Per Share (Estimated)
Net investment income	$0.15 – 0.17
Net capital gains incentive fee	0.03 – 0.05
Income taxes, including excise taxes	0.00 – 0.00
Adjusted Net Investment Income	$0.18 - 0.22

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

About Monroe Capital Income Plus Corporation

Monroe Capital Income Plus Corporation is an externally-managed, closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company is a specialty finance company that is focused on providing financing solutions primarily to lower middle-market companies in the United States and Canada. The Company is managed by Monroe Capital BDC Advisors, LLC, an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended.

About Monroe Capital LLC

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies, including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, Naples, New York, and San Francisco.

Monroe has been recognized by both its peers and investors with various awards including Global M&A Network as the 2021 Mid-Markets Lender of the Year, U.S.A.; Private Debt Investor as the 2020 Lower Mid-Market Lender of the Year, 2020 Lender of the Year, and 2020 CLO Manager of the Year, Americas; Creditflux as the 2020 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information, please visit www.monroecap.com.

Important Disclosures and Forward-Looking Statements

This letter is for informational purposes only. It does not convey an offer of any type and is not intended to be, and should not be construed as, an offer to sell, or the solicitation of an offer to buy, any interest in the Company. Any such offering can be made only at the time a qualified offeree receives a confidential private placement memorandum and other operative documents which contain significant details with respect to risks.

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.